Exhibit 18.1

May 13, 2003

Mr. James H. Prince
Senior Vice President, Chief Financial Officer & Treasurer
Stone Energy Corporation
625 E. Kaliste Saloom Road
Lafayette, Louisiana 70508

Dear Mr. Prince:

Note 7 of Notes to the March 31, 2003 financial statements of Stone Energy Corporation included in its Form 10-Q for the three months ended March 31, 2003 describes changes in the method of accounting for (1) the provision for depreciation, depletion and amortization from the future gross revenue method to the units of production method and (2) for the method of accounting for production imbalances to the entitlement method. There are no authoritative criteria for determining ‘preferable’ methods based on the particular circumstances; however, we conclude that such changes in the methods of accounting are to acceptable alternative methods which, based on your business judgment to make these changes and for the stated reasons, are preferable in your circumstances. We have not conducted an audit in accordance with generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to December 31, 2002, and therefore we do not express any opinion on any financial statements of Stone Energy Corporation subsequent to that date.

Very truly yours, /s/ Ernst & Young LLP